EXHIBIT 16.1

Miller and McCollom, CPAs
4350 Wadsworth Boulevard, Suite 300, Wheat Ridge, Colorado 80033
Phone (303) 424-2020, Fax (303) 424-2828

November 14, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K, dated  November  14, 2005 of China Properties Management, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 and 2. We have no basis to agree or disagree with the statements in paragraph 3.

Yours truly,

/s/ Miller and McCollom

Miller and McCollom